Exhibit 10.17

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), effective as of November 15, 2017 ("Effective Date"), is entered into by and between Aerkomm, Inc., a corporation organized and operating in good standing under the laws of the State of Nevada ("Company"), with a business address of 923 Incline Way #39, Incline Village, NV 89451 and Integra Consulting Group LLC, a Limited Liability Company organized and operating under the laws of the State of California ("Consultant"), with a business address of 1170 Burnett Ave. Suite M, Concord, CA 94520. Both the Company and the Consultant are individually referred to as a "Party" and jointly referred to as the "Parties."

RECITALS

A. Consultant's business includes providing publicly traded companies with consulting services to existing shareholders, broker-dealers and other investment and financial professionals. Consultant's services specifically include meeting and conferring with clients in order to obtain information about their current and proposed business activities, and then developing and implementing communication strategies to connect with their shareholders, broker-dealers and investment professionals;

B. Company is currently a publicly held and traded corporation, with its common stock traded on the OTCQX Capital Market under the symbol "AKOM";

C. Company desires to engage the services of Consultant to consult with Company regarding communications and public relations with existing shareholders, broker dealers and other investment professionals, as to Company's current and proposed activities, and to otherwise consult with management on an as needed basis concerning such Company activities; and

D. Consultant desires to enter into an agreement with Company and to provide consultancy services regarding communications and public relations with existing shareholders, broker dealers and other investment professionals as to Company's current and proposed activities, and to consult with management on an as needed basis concerning such activities.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Term of the Agreement. Company shall retain Consultant to act in an advisory and consulting capacity to Company, and Consultant shall provide Services (defined below) to Company for an initial term of Six (6) months (the "Initial Term") and, if the Company does not terminate the Agreement at least thirty (30) days prior to the end of the Initial term, a subsequent term of an additional six (6) months (the "Subsequent Term") (for an aggregate of a continuous period of twelve (12) months), commencing upon the Effective Date and ending pursuant to the terms of this Agreement ("Term").

Initial Company

Initial Consultant

2. Duties of Consultant. Consultant agrees that it shall provide the following advisory and consulting services ("Services") during the Term, unless this Agreement is terminated pursuant to Section 1 of this Agreement:

(a) Advise, consult and assist Company in developing and implementing appropriate plans and means for presenting information about Company and its business plans, strategy and personnel to its shareholders, broker-dealers and the financial community;

(b) With the good faith cooperation and support of Company and its management, use its best efforts to maintain a public awareness of Company's business plans and strategy, and to consult and assist Company in communicating appropriate information regarding such plans and strategy to Company's shareholders, broker-dealers and the financial community;

(c) On an as needed basis, consult Company with respect to its: (i) relations with stockholders, (ii) relations with broker dealers, analysts and other investment professionals; and (iii) financial public relations generally;

(d) At the Company's request, disseminate information about Company to shareholders, broker dealers, other investment community professionals and the general investing public; and,

(e) At Company's request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising Company of the implications thereof.

(f) Consultant's services expressly exclude (a) capital raising and (b) influencing, or being responsible for, the quoted stock price of the Company shares or the trading volume. Consultant's obligation to provide the Services can be suspended (or the Consultant may terminate this Agreement) in the event of non-payment.

3. Allocation of Time and Energies. Consultant shall perform and discharge faithfully the Services in compliance with applicable local, state and federal laws, rules and regulations. Consultant is not required to devote any certain of number of hours per day to its duties under this Agreement. As discussed in Section 2, it is explicitly understood that Consultant's performance of the Services shall in no way be measured by the price of Company's common stock, nor the daily trading volume of Company's common stock. It is also understood that Company is entering into this Agreement with Consultant and not with any individual or director or officer of Consultant and, as such, Consultant will not be deemed to have breached this Agreement if any officer or director leaves Consultant or dies or becomes physically unable to perform any meaningful activities during the Term of this Agreement, provided Consultant otherwise satisfactorily performs its obligations under this Agreement.

Initial Company

Initial Consultant

4. Remuneration. As consideration for the Services, Company shall compensate Consultant by issuing Company common stock and cash as follows:

4.1 For undertaking this engagement, Company shall issue to Consultant consideration consisting of the following:

(a) During the Initial Term:

(i)	the sum of Twelve Thousand Five Hundred Dollars ($12,500) per month, the first two months payable in advance upon the Effective Date; and

(ii)	a total of One Hundred Thousand (100,000) restricted shares of common stock payable within thirty (30) business days of the Effective Date according to appendix A (the "Initial Shares").

(b) During the Subsequent Term:

(i)	the sum of Twelve Thousand Five Hundred Dollars ($12,500) per month payable on the first day of the Subsequent Term;

(iii)	a total of Fifty Thousand (50,000) restricted shares of common stock payable within thirty (30) business days of the first day of the Subsequent Term according to appendix A (the "Bonus Shares").

The said Initial Shares, Bonus Shares, and the Subsequent Shares (collectively, the "Securities") will have the standard restrictive legends under the Securities Act of 1933 and will be issued in accordance with Appendix A of this agreement. The issuance of the Securities shall constitute payment solely for Consultant's agreement to consult with Company and is a nonrefundable, non-apportionable and non-ratable retainer when paid; the Securities is not a prepayment for future Services beyond the Initial Term or the subsequent term. The Securities will be considered earned upon receipt.

4.2 Company's issuance of the Securities shall, when issued and delivered to Consultant, be fully paid and non-assessable. Further, if and in the event Company is acquired in whole or in part during the Term, Consultant shall not be requested by Company to return any of the Securities paid to it pursuant to the terms of this Agreement. If Company or substantially all of the Company's assets are merged with or acquired by another entity, Consultant shall retain and will not be requested by Company to return any of the Securities paid to it under this Agreement.

Initial Company

Initial Consultant

4.3 If required by applicable law and requested by Consultant, Company shall cause to be issued a written opinion of Company's counsel stating that the shares of the Securities are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant in accordance with the provisions of this Agreement has been duly authorized by Company. The Company will provide a copy of the Board Resolution reflecting this issuance of the said Securities to Consultant.

4.4 Consultant acknowledges that the Securities to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended ("Securities Act"), and accordingly are "Restricted Securities" within the meaning of Rule 144 of the Securities Act ("Rule 144"). As such, the Securities may not be publicly resold unless the Securities have been registered under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), in a registration statement deemed effective by the U.S. Securities and Exchange Commission ("Commission"), or Company has received an opinion of counsel reasonably satisfactory to Company that such resale or transfer is exempt from the registration requirements of the Exchange Act. Company agrees to take all reasonable action(s) reasonably necessary to clear the subject Securities of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, but not limited to: (i) authorizing the Company's transfer agent to remove the restrictive legend on the subject Securities in accordance with the requirements of Rule 144; (ii) accepting a valid legal opinion from counsel reasonably satisfactory to Company counsel authorizing the removal of the restrictive legend in accordance with Rule 144; and (iii) cooperating and communicating with Consultant and Consultant's broker and legal counsel to clear the subject Securities of restriction as soon as possible after presentation of required documents and information under Rule 144.

4.5 In connection with the acquisition of Securities, Consultant represents and warrants to Company, to the best of its knowledge, information and belief as follows:

(a) Consultant acknowledges that Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Company concerning Company, the Securities and this Agreement;

(b) Consultant's investment in restricted Securities is reasonable in relation to Consultant's net worth, which is in excess of ten (10) times Consultant's cost basis in the Securities. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments that involve the risk of loss of investment. Consultant acknowledges that an investment in the Securities is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of its entire investment in the Securities . Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

Initial Company

Initial Consultant

(c) Consultant is acquiring the Securities for its own account for long-term investment and not with a view toward resale or distribution thereof, except in accordance with applicable securities laws.

4.6 Consultant acknowledges its understanding of the legal prohibitions against insider trading, and agrees that its public re-sale of any Securities will be done consistent with applicable U.S. Securities Laws, including but not limited to Section 10b-5 (17 CFR 240.10b-5, et seq.).

5. Non-Assignability of Services. The Services under this contract are offered to Company only and may not be assigned by Company without the written consent of Consultant. Company shall assure that in the event of any merger, acquisition, or similar change of form of entity that its successor entity shall agree in writing to complete all obligations to Consultant, including the provision and transfer of all compensation under this Agreement.

6. Expenses. Consultant shall pay for all its expenses related to the Services (telephone, mailing, printing, advertising, labor, etc.), other than travel requested by Company and luncheons or dinners to large groups of investment professionals preapproved by company (collectively, "Extraordinary Expenses").

7. Indemnification. Company warrants and represents that all written communications, written documents or materials furnished to Consultant by Company with respect to financial affairs, operations, profitability and strategic planning of Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. Company will protect, indemnify and hold harmless Consultant against any claims or litigation, and any damages, liability, cost and reasonable attorney's fees resulting from Consultant's performance of the Services under this Agreement related to communication and dissemination of Company authorized information, documents or materials; provided, however, such indemnification obligation shall not cover claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company or resulting, directly or indirectly, for the grossly negligent performance of the Services or willful misconduct by Consultant in violation of law or otherwise.

8. Representations and Warranties. Company represents and warrants that, to the best of Company's knowledge, information and belief, written information furnished to Consultant will contain no untrue statement of any material fact nor omit any material facts that would make the information false or misleading. Company represents and warrants that it will adhere to all applicable local, state and federal laws, rules and regulations arising out of or related to Company's businesses. Company further warrants that if the circumstances relating to information or documents furnished to Consultant materially change at any time, Company will inform Consultant promptly of the changes and immediately deliver to Consultant documents or information necessary to ensure the continued accuracy and completeness of all information and documents.

Initial Company

Initial Consultant

Consultant represents and warrants to Company that it will not, to the best of Consultant's knowledge, information and belief, make any untrue statement of material fact related to the Services or to Company. Consultant further represents and warrants to Company that, to the best of Consultant's knowledge, information and belief, all actions taken by it on behalf of Company arising out of or related to the Services will be conducted in compliance with all applicable local, state and federal laws, rules and regulations.

Both Company and Consultant agree and acknowledge that they and their employees, advisors and consultants, in performing their duties and obligations under this Agreement, will act consistent with applicable local, state and federal law, including, without limitation, state and federal securities laws. The Parties expressly understand and agree that Consultant's performance of the Services cannot and therefore will in no way be measured by the price of Company's common stock or the trading volume of Company's common stock.

Consultant represents that it is not required to maintain any licenses and registrations under any local, state or federal law, rule or regulation necessary to perform the Services. Consultant acknowledges that, to the best of its knowledge, information and belief, the performance of the Services will not violate any law, rule or regulation of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, information and belief, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the Securities Act, the Exchange Act, or the securities laws of any states. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor.

9. Confidential Information.

In order to assist Consultant in the performance of the Services, Company may supply Consultant, from time to time, with confidential information concerning Company. Consultant shall hold such information confidential and not disclose to others, either directly or indirectly, any and all such confidential information, propriety information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information, which may be learned from Company or any of its subsidiaries and affiliated companies, and/or their respective advisors (collectively, "Company Affiliates"), before and during the Term ( "Confidential Information"), unless the same have been furnished directly to Consultant by Company and Consultant is advised in writing by Company that such information is not Confidential Information. Consultant acknowledges that the terms and conditions of this Agreement are deemed confidential by Company and agrees not to disclose any information regarding it to any third party, without Company's prior written consent. All documents containing Confidential Information shall be returned to Company and no copies shall be retained by Consultant upon the termination of this Agreement or expiration of the Term.

Initial Company

Initial Consultant

Notwithstanding the foregoing, such duty of confidentiality shall not extend to information: (i) which is or comes into the public domain; (ii) is rightfully obtained from third parties not under a duty of confidentiality; or (iii) which is independently developed without reference to Company's Confidential Information. The duties of confidentiality imposed by this Agreement shall survive any termination of this Agreement or expiration of the Term for a period of three (3) years. All data and information developed by Consultant (including notes, summaries, and reports) while performing the Services shall be kept strictly confidential and shall not be revealed to third parties without Company's prior written consent. All such data and information shall be owned by Company and shall be delivered to Company by Consultant at the request of Company.

10. Legal Representation. Company and Consultant each acknowledge that it has consulted with independent legal counsel throughout the negotiation and preparation of this Agreement.

11. Status as Independent Contractor. Consultant is providing the Services as independent contractor, and not as an employee, officer or other agent of Company. Neither Party shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the remuneration provided in this Agreement is a gross amount and that Company will not withhold from such remuneration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant, and Company shall have no responsibility or duties regarding such matters. Neither Company nor Consultant possesses the authority to bind each other in any agreements without the express written consent of the Party to be bound.

12. Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other part of this Agreement or subsequent breach by such other Party.

13. Notices. All notices, requests and demands ("Notice") to or upon a Party, to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by email and, unless otherwise expressly provided herein, and shall be deemed to have been validly served, given, delivered and received: (x) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail; (y) one business day after deposit with an overnight courier; or (z) in the case of email notice, when sent. Notices shall be addressed to the address listed the recital paragraph above unless other addresses are provided in writing. Either Party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 13.

Initial Company

Initial Consultant

14. Dispute Resolution. If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing or any other claims under any local, state or federal law, rule or regulation now in existence or hereinafter enacted, and as amended from time to time ("Dispute"), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator and shall attempt to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within 30 days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), sitting in San Francisco County, California, for resolution by a single arbitrator acceptable to both Parties. If the Parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the JAMS Rules for Commercial Arbitration. The award of such arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing Party shall be entitled to recover its reasonable attorney's fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing Party involved therein.

15. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California without regard to its conflict of laws provisions.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

17. Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the Parties.

18. Corporate Authority. Both Company and the Consultant have undertaken and complied with all necessary and required corporate formalities (whether contained in their respective Articles of Incorporation, Articles of Organization, the laws of their State of incorporation, and their By-Laws or Operating Agreement) in entering into this Agreement.

Initial Company

Initial Consultant

19. Complete Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but instead only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

The Parties have signed this Agreement as of the Effective Date.

Aerkomm, Inc.

By:	/s/ Peter Chiou
Authorized Agent: Peter Chiou
Title: CEO

Integra Consulting Group LLC

By:	/s/ Jeremy Roe
Printed Name: Jeremy Roe
Title: Founder, Managing Partner

Initial Company

Initial Consultant

November 29, 2017

Jeremy Roe, Managing Partner

Integra Consulting Group LLC

1170 Burnett Ave., Suite M

Concord CA 94520

Re:	Consulting Agreement Amendment and Supplement

Dear Mr. Roe:

Reference is hereby made to that Consulting Agreement, dated November 15, 2017 (the “Agreement”), between Aerkomm Inc. (“Aerkomm”) and Integra Consulting Group LLC (“Integra”). Any capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement

This letter agreement sets forth the agreement of Aerkomm and Integra to amend and supplement the Agreement as follows:

1.	Integra covenants and agrees to comply with the requirements Section 17(b) of the Securities Act, which, among other things, requires the disclosure in any publication or writing produced and distributed by Integra of the amounts of any and all consideration received or to be received by Integra in connection with its work on behalf of Aerkomm under the Agreement.

2.	Integra agrees that it will not publish or otherwise disseminate any written materials on behalf of Aerkomm without Aerkomm’s prior review and approval.

3.	Integra agrees that in any oral communications with third parties on behalf of Aerkomm will include a reference that Integra has been retained by Aerkomm and that such communications will only cover content that has been pre-approved by the Aerkomm or that is derived from and consistent with Aerkomm’s SEC filings or other public disclosure.

4.	Integra shall maintain a call log, which shall be delivered to Aerkomm monthly, indicating the date of contact, the name of the person spoken to, the person’s firm or business, and the person email address or other contact information. Aerkomm agrees that the call log will be kept confidential and shall not share this information with any third parties, including, specifically, but without limitation, any investor relations firm engaged by Aerkomm, without Integra’s prior written consent.

5.	Integra understands that Aerkomm will file a Current Report on Form 8-K (“Form 8-K”) with the Commission disclosing its compensation arrangement with Integra.

6.	Integra covenants and agrees that it will not engage, on behalf of Aerkomm, in any misleading or manipulative promotions, such as those described in the OTC Markets Group Policy on Stock Promotion dated November 2017 and reproduced in relevant part on Attachment A hereto.

7.	Integra represents and warrants that none of the activities it will engage in on behalf of Aerkomm (a) will require it to be registered with the Commission under Section 15 of the Securities Exchange as a broker or dealer, or (2) will violate any state, federal, foreign or local laws or regulations.

8.	Integra confirms that it will not engage, either directly or indirectly, in any trading activities with respect to Aerkomm stock during the Term and that it or its assigns will not sell any of the Securities until they are eligible for sale under Rule 144.

9.	Aerkomm shall issue and deliver to Integra the Initial Shares referenced in Section 4.1 (a)[ii] of the Agreement no later than Friday, December 8, 2017, and shall provide Integra with a copy of its board resolution authorizing the issuance of the Initial shares.

Other than as set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect.

This letter agreement shall become effective as of the date of this letter. This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and/or other electronically transmitted signatures shall be effective for all purposes.

If the foregoing correctly sets for our agreement, please sign in the space indicated below.

Very truly yours,

Aerkomm Inc.

By:	/s/ Y. Tristan Kuo
Name:	Y. Tristan Kuo
Title:	Chief Financial Officer

ACCEPTED AND AGREED TO:

Integra Consulting Group LLC

By:	/s/ Jeremy Roe
Name:	Jeremy Roe
Title:	Managing Partner

Attachment A

Common characteristics of misleading and manipulative promotion:

●	Failure to clearly identify the sponsor of the promotion, and/or that the promotion is sponsored or paid for by anonymous, unidentifiable 3rd parties
●	Typically focusing on a company’s stock rather than its underlying business
●	Using highly speculative language. Materials often rely on grandiose numbers and figures related to the target company’s industry, business model, financial results, or business developments
●	Touting performance or profit potential of an issuer’s security with unsupported or exaggerated statements about the stock price or its anticipated trajectory
●	Making unreasonable claims pertaining to an issuer’s operations
●	Suggesting a promise of a specific future performance of the stock or profit to investors
●	Providing little or no factual information about the company, omitting material information
●	Urging the investor to take action immediately as not to miss out on a great opportunity
●	Failing to provide details or disclosures about the risk associated with the issuer’s security